                              RSI RETIREMENT TRUST

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                           PRINCIPAL FINANCIAL OFFICER

I.    COVERED OFFICERS/PURPOSE OF THE CODE

      RSI Retirement Trust (the "Fund") Code of Ethics (the "Code") applies to the Fund's Principal Executive Officer ("President") and Principal Financial Officer ("Treasurer"), (together the "Covered Officers") for the purpose of promoting:

   - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

   - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

   -  compliance with applicable laws and governmental rules and regulations;

   - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

   -  accountability for adherence to the Code.

   Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

      OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

      Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser and service providers of which the Covered Officers may also be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for a service provider, or for both), be involved in establishing policies and implementing decisions which will have different effects on the investment adviser, the service provider and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and its investment adviser and/or Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the

Fund. Thus, if such participation is performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, it will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by other Codes.

      Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The paramount principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

      Each Covered Officer must:

   - not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

   - not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; and

   - not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

      There are some conflict of interest situations that may be discussed with the Fund's General Counsel, if material. Examples of these include:(1)

   -  service as a director on the board of any public or private company;

   -  the receipt of any non-nominal gifts;

   - the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

   - any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser, subadviser, principal underwriter, administrator or any affiliated person thereof;

   - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or

----------
(1) Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship. In addition, a number of those situations may be covered by the adviser's code of ethics, and members may wish to consider making the Funds' and the adviser's codes consistent for the sake of efficiency. Funds that choose to require approval should consider whether approval should be in writing and might consider providing a list of those approvals periodically to the Audit Committee for its review.

      redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.


III.  DISCLOSURE AND COMPLIANCE

   - Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;

   - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's trustees and auditors, and to governmental regulators and self-regulatory organizations;

   - each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Fund's adviser or subadviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submit to, the SEC and in other public communications made by the Fund; and

   - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.   REPORTING AND ACCOUNTABILITY

      Each Covered Officer must:

   - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

   - annually thereafter affirm to the Board that he has complied with the requirements of the Code;

   - not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

   - notify the General Counsel of the Fund promptly if he knows of any violation of this Code; failure to do so is itself a violation of this Code; and

   - report at least annually any change in his affiliations from the prior year.

      The General Counsel of the Fund is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers(2) sought by the Principal Executive Officer will be considered by the Audit Committee (the "Committee").

----------
(2) Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

      The Fund will follow these procedures in investigating and enforcing this
Code:

   - the General Counsel will take all appropriate action to investigate any potential violations reported to him;

   - if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

   - any matter that the General Counsel believes is a violation will be reported to the Committee;

   - if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the service provider and/or investment adviser, or a recommendation to dismiss the Covered Officer;

   -  the Committee will be responsible for granting waivers, as appropriate;
      and

   - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. OTHER POLICIES AND PROCEDURES

      This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund and its investment adviser, sub-advisers, principal underwriter and service provider's codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. AMENDMENTS

      Any amendments to this Code must be approved or ratified by a majority vote of the Fund's Board, including a majority of independent trustees.

VII. CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its General Counsel, the investment adviser and the service provider.

VIII. INTERNAL USE

      The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund or any affiliated company, as to any fact, circumstance, or legal conclusion.

      IN WITNESS WHEREOF, the Covered Officers have executed this Code, effective as of September 1, 2003.

                                      By:   /s/ William Dannecker
                                            ------------------------------------
                                      Name           William Dannecker
                                            ------------------------------------
                                      Title:       President and Trustee
                                            ------------------------------------


                                      By:   /s/ Scott Ridenour
                                            ------------------------------------
                                      Name:          Scott Ridenour
                                            ------------------------------------
                                      Title: Second Vice President and Treasurer
                                            ------------------------------------